Exhibit 10.1

111 Speen Street, Suite 410
Framingham, MA 01701

P: 508 661 2200
F: 508 661 2201

ameresco.com

TA Associates Realty
28 State Street
Boston, MA 02109
Attention: Framingham Asset Manager
With a copy to:

Langer & McLaughlin, LLP
535 Boylston Street
Boston MA 02116
Attn: TA Leasing

Re: Letter Agreement dated May 25, 2017 to further modify the Seventh Amendment to the Lease between The Realty Associates Fund X, L.P., a Delaware limited partnership ("Landlord"), as successor in interest to BCIA New England Holdings LLC (“BCIA”), and Ameresco, Inc., a Delaware corporation (“Tenant”), dated May 6, 2016

Reference is made to that certain Lease dated as of November 20, 2000 as amended by the certain Seventh Amendment to Lease between THE REALTY ASSOCIATES FUND X, L.P., as Landlord, and Ameresco, Inc., as Tenant with respect to Landlord’s funding of Tenant’s Improvements on the third and fourth floors of the building at 111 Speen Street, Framingham, MA 01701.

Landlord and Tenant agree on this 25th day of May 2017 to modify Sections 4 d, 4 e, and 4 f, of the Seventh Amendment to Lease as set forth below, by deleting, in their entirety, the words “eighteen (18)” as shown in ~~strikethrough~~ text and substituting the words “twenty one (21)” before the word months, in their place, as shown below:

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…(d) Landlord acknowledges that Tenant may desire to make certain alterations or improvements in New Premises I and the Current Premises to make the same more suitable for Tenant's occupancy or continued occupancy, as the case may be (collectively, the "First Tenant Improvements"), which may include, without limitation design and construction of leasehold improvements and wiring and infrastructure for Tenant's furniture systems. The First Tenant Improvements shall be undertaken by Tenant in accordance with the Lease, including without limitation Section 5.2 thereof, and in accordance with plans and specifications approved in advance by Landlord as provided in said Section 5.2, The First Tenant Improvements shall be deemed substantially complete on that date on which the First Tenant Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed without causing undue interference with Tenant's use of the Premises. To the extent that (i) such work is substantially completed in accordance with such requirements, and (ii) receipted invoices (and other material required under this Lease or reasonably required by Landlord such as, but not limited to, final lien waivers from any contractor or subcontractor performing the

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June 23, 2017

Tenant Improvements) showing the actual cost thereof are presented to Landlord, within ~~eighteen (18)~~ twenty one (21) months after the date hereof, and (iii) at the time of any advance of funds, there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant, Landlord shall reimburse Tenant, within thirty (30) days after receipt of such invoices and supporting material, for costs actually incurred by Tenant, as evidenced by such invoices, in connection with the construction of the Tenant Improvements, but in no event shall Landlord be obligated to reimburse Tenant more than the lesser of (x) such actual cost, or (y) Six Hundred Fifty-eight Thousand Nine Hundred Seventy-five Dollars ($658,975.00) (the "Landlord's First Allowance"). Landlord agrees that Tenant may use up to forty-percent (40%) of the total Landlord's First Allowance expended by Tenant for furniture, fixtures and equipment to be placed in the Premises; otherwise, no portion of the Landlord's First Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the First Tenant Improvements and requested disbursement of the Landlord's First Allowance within ~~eighteen (18)~~ twenty one (21) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant.
(e) Landlord further acknowledges that Tenant may desire to make certain alterations or improvements in New Premises Il (the "Second Tenant Improvements"). The Second Tenant Improvements shall be deemed substantially complete on that date on which the Second Tenant Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed without causing undue interference with Tenant's use of the Premises (including without limitation New Premises Il). To the extent that (i) the Second Tenant Improvements are substantially completed in accordance with such requirements, and (ii) receipted invoices (and other material required under this Lease or reasonably required by Landlord such as, but not limited to, final lien waivers from any contractor or subcontractor performing the Second Tenant Improvements) showing the actual cost thereof are presented to Landlord, within ~~eighteen (18)~~ twenty one (21) months after the date hereof, and (iii) at the time of any advance of funds, there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant, Landlord shall reimburse Tenant, within thirty (30) days after receipt of such invoices and supporting material, for costs actually incurred by Tenant, as evidenced by such invoices, in connection with the construction of the Tenant Improvements, but in no event shall Landlord be obligated to reimburse Tenant more than the lesser of (x) such actual cost, or (y) Twenty Seven Thousand Four Hundred Twenty-five Dollars ($27,425.00) (the "Landlord's Second Allowance"). Landlord agrees that Tenant may use up to forty-percent (40%) of the total Landlord's Second Allowance expended by Tenant for furniture, fixtures and equipment to be placed in the Premises; otherwise, no portion of the Landlord's Second Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the Second Tenant Improvements and requested disbursement of the Landlord's Second Allowance within ~~eighteen (18)~~ twenty one (21) months after the date thereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant.

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June 23, 2017

(f)(l) If Tenant expends the entire Landlord's First Allowance on the First Tenant Improvements as provided in paragraph (d) above and Tenant desires to perform additional leasehold improvements in the Premises, Tenant will so notify Landlord, and Landlord will provide an additional allowance (the "Landlord's First Additional Allowance") equal to the lesser of (i) the actual cost of such further work, or (ii) Three Hundred Ninety-five Thousand Three Hundred Eighty-five Dollars ($395,385.00), all upon satisfaction of the same requirements and conditions as are described above. No portion of the Landlord's First Additional Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the Tenant Improvements and requested disbursement of the Landlord's First Additional Allowance within ~~eighteen (18)~~ twenty one (21) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant. If Tenant requests that Landlord advance any or all of the Landlord's First Additional Allowance, then commencing on the first day of the calendar month following the disbursement of the Landlord's First Additional Allowance, each monthly payment of Basic Rent thereafter payable by Tenant over the then-remainder of the Term will be increased by an amount sufficient to repay the principal amount of Landlord's First Additional Allowance so advanced, with interest thereon at eight percent (8%) per annum, on a direct reduction basis with equal monthly payments.
(2) If Tenant expends the entire Landlord's Second Allowance on the Second Tenant Improvements as provided in paragraph (e) above and Tenant desires to perform additional leasehold improvements in the New Premises Il, Tenant will so notify Landlord, and Landlord will provide an additional allowance (the "Landlord's Second Additional Allowance") equal to the lesser of (i) the actual cost of such further work, or (ii) Sixteen Thousand Four Hundred Fifty-five Dollars ($16,455.00), all upon satisfaction of the same requirements and conditions as are described above. No portion of the Landlord's Second Additional Allowance may be applied to costs of purchasing or installing any equipment or trade fixtures. To the extent that Tenant has not substantially completed the Tenant Second Improvements and requested disbursement of the Landlord's Second Additional Allowance within ~~eighteen (18)~~ twenty one (21) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant. If Tenant requests that Landlord advance any or all of the Landlord's Second Additional Allowance, then commencing on the first day of the calendar month following the disbursement of the Landlord's Second Additional Allowance, each monthly payment of Basic Rent thereafter payable by Tenant over the then-remainder of the Term will be increased by an amount sufficient to repay the principal amount of Landlord's Second Additional Allowance so advanced, with interest thereon at eight percent (8%) per annum, on a direct reduction basis with equal monthly payments.
Landlord has previously paid to Tenant's architect a contribution of $2,636.00 ("Landlord's First Plan Allowance") toward the cost of preparing the Tenant's plans for the First Tenant Improvements. Further, Landlord will provide a contribution ("Landlord's Second Plan Allowance") toward the cost of preparing plans and specifications for Second Tenant's Improvements, which shall be equal

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to the lesser of (i) the actual cost of preparing such plans and specifications, or (ii) One Hundred Nine and 70/100 Dollars ($109.70). The Landlord's Second Plan Allowance will be advanced when such plans and specifications have been approved by Landlord as required under the Lease and Tenant has submitted a receipted invoice from Tenant's architect or engineer reflecting such costs. No portion of Landlord's First or Second Allowance, Landlord's First or Second Additional Allowance or Landlord's First or Second Plan Allowance will be applied to or used for payment of Basic Rent or other costs of Tenant not specifically provided for above.
As a material inducement to Landlord entering into this Letter Agreement, Tenant represents and certifies to Landlord as of the date hereof: (i) to the best of Tenant’s knowledge, Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (ii) to the best of Tenant’s knowledge, Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iii) Tenant has not assigned or pledged its leasehold interest under the Lease, or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises; (iv) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Letter Agreement; and (v) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

The parties understand and agree that all other conditions and terms contained in the Lease as amended by the Seventh Amendment, between the parties hereto relating to the Premises that are not specifically amended herein, remain unmodified and in full force and effect, and the Seventh Amendment and Lease, as modified by this Letter Agreement, are hereby ratified and confirmed and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease. Landlord and Tenant agree and acknowledge that this Letter Agreement has been freely negotiated by both parties and that, in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Letter Agreement or any of its terms or conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Letter Agreement or any portion hereof.

This Letter Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties acknowledge and agree that this Letter Agreement may be executed via facsimile or in .pdf format (including computer-scanned or other electronic reproduction of the actual signatures) and that delivery of a facsimile or other signature by electronic or physical means shall be effective to the same extent as delivery of an original signature. Notwithstanding the foregoing, originally signed documents shall be provided upon either party’s request.

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June 23, 2017

SIGNATURES ON FOLLOWING PAGE

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June 23, 2017

Executed in one or more counterparts by persons or officers hereunto duly authorized on the date and year first above written.

LANDLORD:	TENANT:

THE REALTY ASSOCIATES FUND X, L.P.,	AMERESCO, INC.
a Delaware limited partnership

By: Realty Associates Fund X, LLC,	By:_/s/ John Granara________

a Delaware limited liability company,	Name: John Granara
its general partner	Title: Chief Financial Officer

By: TA Realty LLC,
a Massachusetts limited liability company,
its Manager

By: _/s/ Alan Brand, Regional Director_____
Name: _______________________________
Title: ________________________________